                                                                     Exhibit 3.4

                  AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                      OF
                            DRYDEN INDUSTRIES, INC.


     Pursuant to the provisions of Section 16-10a-1001et. seq. of the Utah Revised Business Corporation Act, the undersigned corporation, hereinafter referred to as the "Corporation," hereby adopts the following Amendments to the Articles of Incorporation:

     FIRST: The following Amendment to the Articles of Incorporation were duly adopted by the board of directors and the shareholders of the corporation in accordance with Section 16-10a-1003 of Utah Revised Business Corporation Act, at a Special Meeting of Shareholders held on January 27, 2000.


                                   ARTICLE I
                               AUTHORIZED SHARES

     The Corporation is authorized to issue a total of 250,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock").

     The number of issued and outstanding shares entitled to vote on these Amendments to the Articles of Incorporation was 124,000,000 of which 70,000,000 shares voted in favor and none opposed.

     IN WITNESS WHEREOF, the foregoing Amendment to the Article of Incorporation have been executed this 27th day of January, 2000.


                                                    DRYDEN INDUSTRIES, INC.


                                                    By: /s/ R. Lee Matzig
                                                        ------------------------
                                                        R.Lee Matzig, President